EXHIBIT 99.4

FORM OF LETTER TO CLIENTS FOR THE NEW NOTES

relating to

ALESTRA, S. DE R.L. DE C.V.’s

Offer to Exchange
Senior Step-Up Notes due 2008 for all outstanding 12 1/8% Senior Notes due 2006 (CUSIP NOS. 01446PAA2 AND 01446PAB0; ISIN NOS. US01446PAA21 AND US01446PAB04)	Cash Tender Offer for a portion of outstanding 12 1/8% Senior Notes due 2006 and a portion of outstanding 12 5/8% Senior Notes due 2009 and Senior Step-Up Notes due 2011
for all outstanding 12 5/8% Senior Notes due 2009 (CUSIP NOS. 01446PAD6 AND 01446PAC8; ISIN NOS. US01446PAD69 AND US01446PAC86)
and solicitations of consents to amend the indentures for the 12 1/8% Senior Notes due 2006 and the 12 5/8% Senior Notes due 2009

As described in the Prospectus dated                 , 2003

To Our Clients:

Enclosed is a Prospectus dated                 , 2003 and related Letters of Transmittal (the “Letters of Transmittal”), which together constitute the “Exchange Offer” and “Cash Tender Offer” relating to Alestra, S. de R.L. de C.V.’s (the “Company”) exchange offer, cash tender offer and consent solicitation with respect to its above-listed securities (the “Existing Notes”). Pursuant to the Exchange Offer, the Company is offering to exchange for the Existing Notes the new notes (the “New Notes”) and is offering the exchange offer early consent payment, as described in the Prospectus, and pursuant to the Cash Tender Offer, the Company is offering to exchange for the Existing Notes an amount of cash, and is offering the cash tender offer early consent payment, as described in the Prospectus. The New Notes will be issued by the Company, and except as described in the Prospectus, will have substantially similar terms to the Existing Notes as currently outstanding.

We are writing to request instructions as to whether you wish to tender any or all of the Existing Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer and/or the Cash Tender Offer. We are the holder of record and/or participant in the book-entry transfer facility (The Depository Trust Company) of Existing Notes held by us for your account. A tender of such Existing Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility (The Depository Trust Company) and pursuant to your instructions. The Letters of Transmittal are furnished to you for your information only and cannot be used by you to tender Existing Notes held by us for your account. PLEASE NOTE THAT THE EXCHANGE OFFER AND THE CASH TENDER OFFER WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON                 , 2003 UNLESS EXTENDED (the “Expiration Date”), AND THE EARLY CONSENT PAYMENT DEADLINE IS 11:59 PM, NEW YORK CITY TIME, ON                 , 2003, UNLESS EXTENDED, SO IT IS IMPORTANT THAT YOU READ THE PROSPECTUS AND LETTERS OF TRANSMITTAL AND FURNISH US WITH YOUR INSTRUCTIONS AS PROMPTLY AS POSSIBLE.

We also request that you confirm that we may on your behalf make the representations contained in the Letters of Transmittal. Pursuant to the Letters of Transmittal, each holder of Existing Notes will make certain representations to the Company. Please read the Letters of Transmittal to understand the representations you will make by signing and returning the Letters of Transmittal.

The Exchange Offer is subject to various conditions set forth in the Prospectus, including the condition that the Company receives valid and unrevoked tenders, pursuant to either the Exchange Offer or the Cash Tender Offer, prior to the expiration date of at least 95% in aggregate outstanding principal amount of Existing Notes pursuant to the offers.

Very truly yours,